[Letterhead of]
                          BRANDEN T. BURNINGHAM
                             ATTORNEY AT LAW
                       455 EAST 500 SOUTH, SUITE 205
                         SALT LAKE CITY, UTAH 84111

                                                     TELEPHONE: (801) 363-7411
ADMITTED IN UTAH AND CALIFORNIA                      FACSIMILE: (801) 355-7126


October 4, 2000

Efraim Donitz, President
Birch Financial, Inc.
17209 Chatsworth Street
Granada Hills, California 91344


Re:   Birch Financial, Inc., a Nevada corporation (the "Company")


Dear Mr. Donitz:

     The Company has retained me in connection with the preparation and filing of its Registration Statement on Form SB-2 with the Securities and Exchange Commission (the "Registration Statement"), with respect to 5,000,000 shares of the Company's one cent ($0.01) par value common stock (the "Common Stock").

     You have requested an opinion as to whether the Common Stock to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

     I have examined the following documents in connection with this matter:

     1.  Articles of Incorporation of the Company, as amended;

     2.  Bylaws of the Company;

     3.  The Registration Statement; and

     4.  Unanimous Consent of the Board of Directors of the Company.

     In addition, I have examined such other corporate records and documents and have made such other examinations as I have deemed relevant.

     Based upon the foregoing, I am of the opinion that the Common Stock to be issued pursuant to the Registration Statement is validly authorized and that, when issued in accordance with the terms set forth therein, the Common Stock will be validly issued, fully paid and non-assessable.

                                                  Sincerely yours,

                                                  /s/ Branden T. Burningham

                                                  Branden T. Burningham